UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On June 26, 2026, The Gabelli Dividend & Income Trust Inc. (the “Fund”) posted on its website, https://gdvvote.com, the Fund’s responses to certain claims made by Saba Capital Management, L.P. in its investor presentation filed with the Securities and Exchange Commission on April 17, 2026 in connection with the Fund’s 2026 annual meeting of shareholders. A copy of such responses is set forth below.

Claims are easy to make.

The facts matter. So does understanding what they mean for your Fund, your income, and your investment.

Consider the facts. Understand the bottom line.

The choice is clear. The card is WHITE.

For additional information and shareholder resources, visit **GDVVote.com**

GABELLI

SABA SAYS

"We believe the Board has not been an effective steward of shareholders' investment in GDV due to the Trustees apparent… misalignment with shareholders' interests."

"…Andre Clemot, will bring a fresh perspective to the Board and has the requisite experience to serve as an effective overseer of shareholders' investment in GDV."

FACTS

Mr. Gabelli owns 796,813 Common shares, making him fully aligned with our Common shareholders. Ten other GDV Trustees own shares of GDV, and some of them have been actively purchasing shares in the market, investing alongside long-term shareholders.[1]

Mr. Clemot does not appear to own GDV shares[2] and Saba has been selling shares, more than two million since the end of June 2025, including nearly 980,000 shares since it nominated Mr. Clemot in January this year.[3] Mr. Clemot has never served as a board member of a closed-end fund, and declined to meet with the Nominating Committee.[2]

THE BOTTOM LINE

Shareholders should ask whether decision-makers are invested alongside them. Despite Saba's claims, most GDV Trustees own GDV shares, some have recently increased their holdings, and Saba's nominee owns no GDV shares while Saba itself has been continuing to sell its stake.

SABA SAYS

"GDV's discount has widened in recent years."

FACTS

GDV's discount has narrowed from 15.4% as of December 31, 2023, to 10.1% as of May 31, 2026.

By contrast, Saba's own funds, Saba Capital Income & Opportunities Fund (BRW) and Saba Capital Income & Opportunities Fund II (SABA) trade at larger discounts (10.5% and 11.4%, respectively) than GDV's discount, and have widened during the same period, from 6.7% to 10.5% and 9.2% to 11.4%, respectively.[4]

THE BOTTOM LINE

Results matter. GDV's discount has narrowed significantly, while the discounts on Saba's own funds have widened during the same period.

SABA SAYS

"We believe GDV's Wide Discount is Due to Its Excessively High Fees."

FACTS

GDV's expense ratio is lower than that of peers. Proxy advisor Glass Lewis indicated that GDV's total expense ratio is lower than that of its peers, and ISS similarly acknowledged that GDV has a lower expense ratio than its peers.

Saba compared GDV to an inadequate peer group that included four passively-managed index ETFs, with a different business model that does not provide the accumulated, compounded knowledge that GDV's portfolio managers have. Excluding these ETFs, the remaining Saba-picked peers have a higher average expense ratio than GDV's.

THE BOTTOM LINE

When evaluating fund expenses, it is important to compare similar investment vehicles. Independent proxy advisors concluded that GDV's expense ratio is below peer averages, contrary to Saba's claim that GDV's fees are "excessively high."

SABA SAYS

"Most of the Trustees Are Not Truly Independent – How Can They Be Trusted to Represent Shareholders?"

FACTS

The Board is independent and regularly refreshed.

GDV has ten independent Trustees, including four added in the last five years. All ten qualify as independent under the Investment Company Act and NYSE guidelines.

GDV has a Lead Independent Trustee.

GDV's Nominating Committee is comprised of three independent Trustees and evaluates nominees' qualifications including: accomplishments in their field, record of honest and ethical conduct, and fitness and character.

THE BOTTOM LINE

Shareholders deserve a Board that provides independent oversight. GDV's Board includes ten independent Trustees, including a Lead Independent Trustee, and a Nominating Committee comprised entirely of independent Trustees responsible for evaluating and recommending board candidates.

SABA SAYS

"GDV Has a Higher Voting Threshold for Shareholder Nominees."

"GDV's Incumbent Board has effectively tilted the playing field in its favor."

FACTS

Saba's statements are misleading. Contested elections require a majority of outstanding shares to be cast for a nominee, for that nominee to be elected. The Board's nominees are subject to the same voting threshold as shareholder nominees. This voting standard serves to promote stability and reflect the will of the majority of shareholders.

THE BOTTOM LINE

Shareholders should have confidence that all Board nominees compete under the same standard. In a contested election, Board nominees and shareholder nominees are subject to the same voting requirements and election standards.

SABA SAYS

"GDV's Staggered Trustee Terms Shield the Board from Accountability to Shareholders."

"The annual election of all trustees, at one time, encourages board accountability to shareholders, which, in turn, boosts a fund's performance."

"GDV is an outlier: approximately 88% of the S&P 500 and 73% of the S&P 1500 hold annual board elections."

FACTS

The S&P 500 and S&P 1500 are indices of operating companies, not closed-end funds. A majority of closed-end funds have staggered boards, designed to maintain the stability needed for consistent long-term oversight and performance.[5]

All of GDV's Trustees serve three-year terms, after which they may be renominated by the Nominating Committee, and stand for re-election.

THE BOTTOM LINE

The question is not whether trustees are accountable, but how that accountability is balanced with long-term stability. Like many closed-end funds, GDV uses staggered terms, yet every Trustee must still be renominated and stand for re-election at the end of their term.

SABA SAYS

"GDV's Preferred Shareholders (GAMCO) Effectively Control the Election of the Board in a Proxy Contest."

"Even though common shareholders own ~75% of GDV, they cannot exclusively elect any portion of the Board."

FACTS

Saba's statements are inaccurate and misleading. To elect the Trustees subject to the contested elections, common and preferred shareholders vote together as a *single class*, not as separate classes where each requires its own majority vote, as Saba's statements imply.

Common shareholders vote in proportion to the total shares outstanding of the Fund. The GAMCO preferred shares reflect approximately 14% of outstanding shares. This amount is not sufficient to reach the majority of the outstanding shares threshold.

THE BOTTOM LINE

Election outcomes are determined by shareholder participation, not by a single shareholder or class of shares. While Saba suggests that GAMCO's preferred shares control the election, those shares represent only a minority of the Fund's outstanding voting power and cannot elect the contested Trustees on their own.

SABA SAYS

"The Trustees' Interests Are Not Aligned with Shareholders."

"The Trustees, aside from Chairman and CIO Mr. Gabelli, have virtually no skin in the game."

FACTS

Ten GDV Trustees in addition to Mr. Gabelli own shares of GDV, and some of them have been actively purchasing shares in the market, investing alongside long-term shareholders.[6]

Saba states that all Board members other than Mr. Gabelli own "less than 1% of shares" to criticize board member ownership, but 1% ownership in GDV's common shares is worth roughly $28 million.

THE BOTTOM LINE

Shareholders often look to whether trustees invest alongside them. Most GDV Trustees own shares of the Fund, and some have continued to purchase shares in the market, aligning their interests with those of long-term shareholders.

References

Saba quotes from Saba's investor presentation filed with the SEC on April 17, 2026.

[1] For information on GDV share purchases by the Trustees, see: GDV's 2026 Definitive Proxy Statement, filed with the Securities and Exchange Commission (the "SEC") on Form DEFC14A on March 31, 2026, available at: https://www.sec.gov/Archives/edgar/data/1260729/000182912626002941/gabelli-dividend_defc14a.htm.

[2] Saba's Definitive Proxy Statement, filed with the SEC on Form DEFC14A on March 20, 2026, available at: https://www.sec.gov/Archives/edgar/data/1260729/000090266426001719/p26-0826defc14a.htm.

[3] Saba's Forms Schedule 13D/A filed with the SEC on January 8, 2026 and June 15, 2026.

[4] https://www.cefconnect.com/

[5] See Investment Company Institute/Independent Directors Counsel 2023 Directors Practices Study — Board Policies and Practices at 3.11 (of the 53 fund complexes reporting that they have closed-end funds, 39 (73.6%) responded that they have staggered boards).

[6] For information on market purchases of the Trustees, see: GDV's 2026 Definitive Proxy Statement, filed with the SEC on Form DEFC14A on March 31, 2026, available at: https://www.sec.gov/Archives/edgar/data/1260729/000182912626002941/gabellidividend_defc14a.htm.

GABELLI

GDVVote.com